EXHIBIT 99.1

January 15, 2009

Dear Shareholders:

Happy New Year to you! We hope this letter finds you looking forward with great anticipation to the year ahead. We are optimistic about 2009 and will remind you in this letter what we accomplished last quarter and what we look forward to this year. We will also share some updates with you and some recent strategic decisions that we have made, which we believe will enable us to run IMUC in the most fiscally responsible manner, thus maximizing value for our shareholders.

Cancer ImmunoTherapies

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We presented promising clinical data at the Society for Neuro-Oncology Scientific Meeting in December from a recently completed Phase I trial, evaluating ICT-107, the company’s dendritic cell-based cancer vaccine product candidate for the treatment of glioblastoma (brain cancer). ICT-107 was well tolerated, and no significant adverse events were reported. Of the 19 patients enrolled, seventeen patients are still alive, with eight patients surviving at least one year after the surgery that preceded their vaccine treatment. While these preliminary data are encouraging, the company plans to move forward with a product that may have greater commercial potential—ICT-121, a cancer stem cell vaccine that, unlike ICT-107, can be produced more economically as a non patient-specific, off-the-shelf product, and which may have applicability to multiple types of cancer. In light of our budgetary constraints, we feel we must choose only one of our vaccine product candidates to move forward, and we have decided to focus on ICT-121 (for which we have previously reported promising in vitro data and which we believe has very exciting potential prospects).

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We met with the U.S. Food & Drug Administration (FDA) in December regarding our planned Phase 1 clinical trial for our ICT-121 cancer stem cell vaccine in the treatment of brain tumors. The FDA has requested that we perform an animal toxicity study to characterize the immunogenicity and safety profile of ICT-121 before we file the IND for the clinical trial. We are discussing with the FDA whether we can eliminate this requirement (which are often costly and time consuming to satisfy under certain circumstances) and, if not, what would be the specific parameters for the animal study. We hope to clarify with the FDA the next steps for this program in the near future and can then determine the impact, if any, of any required pre-clinical studies on the trial, which we had targeted to commence in the second quarter of 2009.

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We filed a provisional U.S. patent application relating to our exclusively licensed ICT-121 technology. The patent claims are broad and include compositions of peptides for cancer immunotherapy as well as methods for inducing immune responses against tumor antigens in cancer patients.

Monoclonal Antibodies for Cancer

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We were issued two separate U.S. patents relating to our monoclonal antibody therapeutics. Both patents cover methods for the detection of certain specific epitopes in the small cell lung cancer patient and for treating those patients with our monoclonal antibodies in a targeted manner.

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We have an active ongoing preclinical program for our monoclonal antibody therapies. In light of the potential need to access other technology to combine these antibodies with other cancer killing technologies and the significant projected pre-clinical development costs for these antibodies, we plan during 2009 to seek partners or licensees to develop these product candidates.

Corporate Activities

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We appointed Peter Brooks, Ph.D. and Sherie Morrison, Ph.D. to the company’s Scientific Advisory Board. Dr. Brooks of the Maine Medical Center Research Institute brings extensive expertise in the monoclonal antibody area, having participated in the research and development of multiple anti-cancer compounds. Dr. Morrison of the University of California, Los Angeles is a world renowned antibody researcher, having published hundreds of papers and patents and who has also acted as keynote speaker at a number of antibody conferences.

•	We presented a corporate update at a premier investment banking conference in November called the Rodman & Renshaw Annual Global Investment Conference.

Warrant Repricing and Extension

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We have several classes of warrants outstanding to purchase shares of our common stock. These warrants, which can potentially provide an important source of additional capital to IMUC, were issued to certain securityholders of Spectral Molecular Imaging in connection with our merger with that company or in connection with the private placements that we completed in 2006 and 2007. These warrants were scheduled to expire between January and May of 2009. Almost all of them had an exercise price of $2.50 per share. To encourage our investors to exercise these warrants under these difficult market conditions, we are extending all of their expiration dates to June 30, 2009 and reducing their exercise price to $0.25 per share.

Financial Position

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At the end of 2008, IMUC had approximately $3.1 million of cash and short-term investments. IMUC is doing what many of us are doing in this economic environment; we are tightening our belts and making tough decisions about our spending. As I mentioned above, we are fortunate to be in a position where we have more than one product candidate to choose from, but we will be discriminatory about what programs are pursued in order to give our most promising product candidates the greatest chance for success while protecting our cash position.

We remain optimistic about our oncology products and are driven by the many patients with cancer who would benefit greatly from more effective, less toxic alternatives to those which are the current standards of care. We appreciate your continued support of IMUC through this challenging time in the stock market, and we will continue to keep you apprised of our accomplishments and plans. Please don’t hesitate to contact us should you ever have questions or concerns.

Best regards,

/s/ Manish Singh
Manish Singh, Ph.D.
President and CEO

Forward-Looking Statements

This letter contains certain forward-looking statements that are subject to a number of risks and uncertainties, including without limitation the risks associated with obtaining FDA clearance to commence clinical trials of the cancer stem cell vaccine on a timely basis or at all, including the risk that any required animal toxicity study could significantly delay the filing of an IND or render the trial financially impracticable with IMUC’s current financial resources; the risks associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates, including those based on destroying cancer stem cells as a potentially safe and effective treatment for various cancers; the need to satisfy performance milestones to maintain the vaccine technology licenses with Cedars-Sinai; the risk of obtaining patent coverage for the cancer stem cell vaccine or that any patents covering that vaccine or IMUC’s molecular antibodies will provide commercially significant protection for these technologies; the risk that IMUC will be unable to secure complementary technologies or partners or licensees for its molecular antibodies on attractive terms or at all; and the need for substantial additional capital to fund development of product candidates beyond their initial clinical or pre-clinical stages. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.